UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  January 21, 2011

CommunitySouth Financial Corporation

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

000-51896	20-0934786
(Commission File Number)	(IRS Employer Identification No.)

6602 Calhoun Memorial Hwy, Easley S.C.	29640
(Address of principal executive offices)	(Zip Code)

(864) 306-2540

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.

On January 21, 2011, the South Carolina State Board of Financial Institutions closed CommunitySouth Bank and Trust (the “Bank”), which is the wholly owned banking subsidiary of CommunitySouth Financial Corporation (the “Company”), and the Federal Deposit Insurance Corporation (“FDIC”) was named as the receiver of the Bank.

In connection with the closure of the Bank, the FDIC issued a press release, dated January 21, 2011, announcing the following:

•                  The FDIC entered into a purchase and assumption agreement with CertusBank, a newly chartered national bank and subsidiary of Blue Ridge Holdings, Inc. of Charlotte, North Carolina, to assume all of the deposits of the Bank.  Accordingly, all depositors of the Bank, including those with deposits in excess of the FDIC’s insurance limits, will automatically become depositors of CertusBank for the full amount of their deposits, and they will continue to have uninterrupted access to the Bank’s deposits.  Depositors will continue to be insured with CertusBank, so there is no need for customers to change their banking relationship to retain their deposit insurance.

•                  On Saturday, January 22, 2011, the offices of the Bank opened for business as branches of CertusBank.

•                  In addition to assuming all of the deposits of the Bank, CertusBank will purchase essentially all of the Bank’s assets pursuant to a loss-share transaction of approximately $211.3 million of the Bank’s assets.  The loss-share transaction provides for CertusBank and the FDIC to share in the losses on the assets covered under this agreement.

•                  Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s web site located at http://www.fdic.gov/bank/individual/failed/commsouth.html or call the FDIC toll-free at (800) 405-8124.  The management teams of the Company and the Bank have been working closely with the FDIC and CertusBank to make the transition as smooth as possible for the Bank’s customers.

In connection with the receivership of the Bank, both the Company and the Bank expect to receive notices from substantially all of the counterparties (including, without limitation, lenders) to the Company’s and/or Bank’s material agreements, of alleged events of default under those agreements, and of those counterparties’ intentions to terminate those agreements or accelerate the Company’s and/or Bank’s performance of those agreements. The Company and/or Bank may dispute certain of those notices. However, in the event of a default by the Company and/or Bank under one or more of those material agreements, or in the event of the termination of one or more of the material agreements, the Company and/or Bank may be subject to penalties under those agreements and also may suffer cross-default claims from counterparties under the Company’s and/or Bank’s other agreements.

As a result of the Bank’s receivership, it is highly likely that the Company will be required to cease operations.  While the Company is still exploring all of its options, because the Bank, which was the Company’s largest asset, no longer exists, then the Company believes that it is unlikely that any distribution of assets will be available to our stockholders or subordinated debt holders.

A complete copy of the FDIC’s press release can be found on the Internet at http://www.fdic.gov/news/news/press/2011/pr11011.html.

In addition, on January 24, 2011, the Company issued a press release describing the events of January 21, 2011.

Item 1.02 Termination of a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers.

On January 24, 2011, John W. Hobbs notified the Company of his resignation as the Chief Financial Officer of the Company and the Bank.  His resignation was effective as of January 24, 2011.

Mr. Hobbs’ employment agreement, which was dated December 31, 2008 and filed on January 5, 2009 with the SEC as Exhibit 10.3 to the Company’s Form 8-K, was terminated in conjunction with his resignation.  Mr. Hobbs’ decision to resign did not arise or result from any disagreement with the Company on any matters relating to the Company’s operations, policies, or practices, and the Company expressed appreciation for Mr. Hobbs’ contributions to the Company and the Bank.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

99.1         Press Release issued January 24, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CommunitySouth Financial Corporation

By:	/s/ C. Allan Ducker, III
Name	C. Allan Ducker, III
Title:	Chief Executive Officer

Dated:  January 24, 2011